Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into on the date indicated below by and between Oran Holtzman and Oran Shilo Investments LP.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A ordinary shares, par value NIS 0.001 per share of ODDITY Tech Ltd., is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: February 12, 2024

Oran Holtzman

/s/ Oran Holtzman

Oran Shilo Investments LP

By: Oran Holtzman (Aesthetics) Ltd., its general partner

By:	/s/ Oran Holtzman
Name:	Oran Holtzman
Title:	Director